Exhibit (h)(1)(iv)

STERLING CAPITAL FUNDS

AMENDMENT TO THE ADMINISTRATION AGREEMENT

THIS AMENDMENT is made as of November     , 2012 between Sterling Capital Funds, a Massachusetts business trust (the “Company”), and Sterling Capital Management LLC, a North Carolina limited liability company (the “Administrator”).

RECITALS

WHEREAS, the Company and the Administrator entered into the certain Administration Agreement, dated October 1, 2010 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Administrator provides management, compliance and administrative services to each of the investment portfolios of the Company listed on Schedule A thereto; and

WHEREAS, in accordance with Article 9 of the Agreement, the Company and the Administrator wish to make certain amendments to the Agreement, including amendments to Schedule A thereto;

NOW, THEREFORE, the Administrator and the Company, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1. Schedule A to the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto.

3. Miscellaneous.

(a) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(b) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(c) Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

(d) The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Company created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling Capital Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STERLING CAPITAL FUNDS

By:
Name:
Title:

STERLING CAPITAL MANAGEMENT LLC

By:
Name:
Title:

As Revised November     , 2012

AMENDED AND RESTATED SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

DATED AS OF OCTOBER 1, 2010,

BETWEEN

STERLING CAPITAL FUNDS

AND

STERLING CAPITAL MANAGEMENT LLC

Portfolios:	This Agreement shall apply to all Portfolios of the Company, either now or hereafter created. The current Portfolios of the Company are set forth below:

Sterling Capital U.S. Treasury Money Market Fund

Sterling Capital Short-Term Bond Fund

Sterling Capital Intermediate U.S. Government Fund

Sterling Capital Select Equity Fund

Sterling Capital North Carolina Intermediate Tax-Free Fund

Sterling Capital International Index Fund (currently inactive)

Sterling Capital Strategic Allocation Conservative Fund

Sterling Capital Strategic Allocation Balanced Fund

Sterling Capital Strategic Allocation Growth Fund

Sterling Capital Prime Money Market Fund

Sterling Capital South Carolina Intermediate Tax-Free Fund

Sterling Capital Virginia Intermediate Tax-Free Fund

Sterling Capital Equity Index Fund

Sterling Capital Total Return Bond Fund

Sterling Capital Mid Value Fund

Sterling Capital West Virginia Intermediate Tax-Free Fund

Sterling Capital Strategic Allocation Equity Fund

Sterling Capital Kentucky Intermediate Tax-Free Fund

Sterling Capital Maryland Intermediate Tax-Free Fund

Sterling Capital National Tax-Free Money Market Fund

Sterling Capital Special Opportunities Fund

Sterling Capital Equity Income Fund

Sterling Capital Small Value Fund

Sterling Capital Corporate Fund

Sterling Capital Securitized Opportunities Fund

Sterling Capital Ultra Short Bond Fund

Fees:	Asset Based Fees—Pursuant to Article 4, the following annual asset-based fee will be calculated based upon each Portfolio’s (except the Sterling Capital Corporate Fund, Sterling Capital Securitized Opportunities Fund, Sterling Capital Strategic Allocation Conservative Fund, Sterling Capital Strategic Allocation Balanced Fund, Sterling Capital Strategic Allocation Growth Fund, and Sterling Capital Strategic Allocation Equity Fund) average net assets as well as the average net assets of the remaining Portfolios of the Company (except the Sterling Capital Corporate Fund, Sterling Capital Securitized Opportunities Fund, Sterling Capital Strategic Allocation Conservative Fund, Sterling Capital Strategic Allocation Balanced Fund, Sterling Capital Strategic Allocation Growth Fund, and Sterling Capital Strategic Allocation Equity Fund) and the average net assets of the Sterling Capital Variable Insurance Funds (except the Sterling Capital Strategic Allocation Equity VIF)*:

0.1075% of the first $3.5 billion of average net assets;

0.075% of the next $1 billion of average net assets;

0.060% of the next $1.5 billion of average net assets; and

0.040% of average net assets in excess of $6 billion.

With respect to the Sterling Capital Corporate Fund and Sterling Capital Securitized Opportunities Fund, an annual asset-based fee of 0.050% will be calculated based on each such Fund’s average daily net assets.

With respect to the Sterling Capital International Index Fund (the “International Index Fund”), the Administrator has determined that special additional administrative services are needed that can only be obtained from BlackRock Advisors, LLC (“BlackRock”). The Administrator has contracted for the benefit of the International Index Fund to obtain these special additional administrative services from BlackRock at a cost of 0.10% of the average net assets of the International Index Fund. The services in question include (without limitation) reporting, maintenance of tax records, and cooperating with and providing assistance to the International Index Fund’s independent registered public accounting firm. In consideration of said special additional administrative services and the cost in obtaining the same, the compensation due to the Administrator with respect to the International Index Fund under the schedule set forth herein shall be increased by an additional fee of 0.10% of the average net assets of the International Index Fund.

No asset-based fees will be applied to the funds of funds (i.e., Sterling Capital Strategic Allocation Conservative Fund, Sterling Capital Strategic Allocation Balanced Fund, Sterling Capital Strategic Allocation Growth Fund, and Sterling Capital Strategic Allocation Equity Fund).

*The Company will pay the compensation that is due only on its assets.

Regulatory Filing Services—The Company shall pay the following fees for regulatory filing services (N-CSR, N-Q and N-PX):

(a)    Form N-CSR Filing Preparation Fee (2 filings per year per registrant):

$1,000 per filing

(b)    Form N-Q Quarterly Filing Preparation Fees (2 filings per year per registrant):

First Portfolio Each                 Additional Portfolio

$750 each (per filing)               $375 each (per filing)

(c)    Form N-PX Filing Preparation Fees (1 filing per year per registrant):

$500 per registrant if the Portfolios have no voting securities;

$1,000 per registrant with 1-10 Portfolios with voting securities; and

$1,500 per registrant with more than 10 Portfolios with voting securities.

Summary Prospectus Services – The Company shall pay the following fees for preparation of summary sections of prospectuses and summary prospectuses for each Portfolio:

A one-time fee of $20,000 in connection with preparation of the summary sections of each Portfolio’s prospectus.

Thereafter, a fee of $1,000 per annum per Portfolio for each Portfolio for which summary prospectus services are provided (with a per annum cap of $10,000 with respect to such summary prospectus services).

Term:

Pursuant to Article 7, the term of this Agreement shall commence on October 1, 2010 and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Company or the Administrator provides written notice to the other party of its intent not to renew or unless otherwise terminated as provided herein. Such notice of non-renewal must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. This Agreement also may be terminated without penalty (i) by mutual agreement of the parties or (ii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Agreement, the amount of all of the Administrator’s cash disbursements for services in connection with the Administrator’s activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company’s property, records, instruments and documents.

If, for any reason other than non-renewal, mutual agreement of the parties or “cause,” as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator in accordance with the following schedule: (i) if the one-time cash payment becomes due and payable at any time during years one through two of the Initial Term, such payment shall be equal to the balance due for one-half of the period remaining until the end of the Initial Term and (ii) if such payment becomes due and payable at any time during year three of the Initial Term, such payment shall be equal to the balance due for the entire period remaining until the end of the Initial Term. For purposes of calculation of the payment, it shall be assumed that the balance due shall be based upon the average amount of the Company’s assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which the Administrator is replaced or a third party is added.

The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.